FOR IMMEDIATE RELEASE

LADENBURG THALMANN REPORTS
FIRST QUARTER 2014 FINANCIAL RESULTS

Quarterly Financial Highlights:

•	Record revenues of $211.8 million, up 13% year-over-year

•	Adjusted EBITDA increased to $14.6 million

•	Record client assets of approximately $90 billion, up 16% year-over year

•	Strong recruiting activity at independent broker dealers

•	Record shareholders’ equity of $210 million

MIAMI, FL, May 7, 2014 — Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS, LTS PrA) today announced financial results for the three months ended March 31, 2014.

Dr. Phillip Frost, Chairman of Ladenburg, said, “Ladenburg performed very well in the first quarter, as strong growth in advisory and commission revenues and in investment banking fees fueled a 13% increase in total revenues and a meaningful increase in adjusted EBITDA compared to the year ago period. With approximately $90 billion in client assets firm-wide, our independent brokerage franchise continues to excel and our investment banking business is hitting its stride amidst stronger capital markets.”

Richard Lampen, President and Chief Executive Officer of Ladenburg, said, “Ladenburg’s independent broker dealer business benefitted from strong recruiting activity in the first quarter. Growth in commissions, advisory fees and investment banking activity helped drive performance across the firm. We are also excited about new additions to our talented investment banking team which well position Ladenburg to continue capitalizing on opportunities in the marketplace. We look forward to building out our platforms on both sides of the business to generate increased value for shareholders.”

First Quarter 2014

First quarter 2014 revenues were $211.8 million, a 13% increase from revenues of $187.3 million in the first quarter of 2013. The strong growth in advisory fees revenue was largely driven by an increase in net new advisory assets and improved market conditions. Commissions and investment banking revenues were also very strong due to increased levels of client activity.

Net income attributable to the Company for the first quarter of 2014 was $4.3 million, as compared to net income attributable to the Company of $0.1 million in the first quarter of 2013. Net income available to common shareholders, after payment of preferred dividends, was $1.1 million or $0.01 per basic and diluted common share for the first quarter of 2014, as compared to net income available to common shareholders of $0.1 million or $0.00 per basic and diluted common share in the comparable 2013 period. The first quarter 2014 results included approximately $5.8 million of non-cash charges for depreciation, amortization and compensation, $1.8 million of amortization of retention loans related to the Securities America acquisition, $1.9 million of interest expense and a loss on extinguishment of debt of $0.3 million, while the first quarter 2013 results included approximately $5.3 million of non-cash charges for depreciation, amortization and compensation, $1.8 million of amortization of retention loans related to the Securities America acquisition and $6.2 million of interest expense.

Recurring Revenues

For the quarter ended March 31, 2014, recurring revenues, which consist of advisory fees, trailing commissions, cash sweep fees and certain other fees, represented approximately 68.5% of revenues from the Company’s independent brokerage and advisory services business. Recurring revenues for this business were 63.6% for the quarter ended March 31, 2013 and 64.7% for the year ended December 31, 2013, respectively.

EBITDA, as adjusted

EBITDA, as adjusted, for the first quarter of 2014 was $14.6 million, a 4% increase from $14.0 million for the prior-year period. Attached hereto as Table 2 is a reconciliation of EBITDA, as adjusted, to net income attributable to the Company as reported (see “Non-GAAP Financial Measures” below).

Shareholders’ Equity

At March 31, 2014, shareholders’ equity was $210.0 million as compared to $193.4 million at December 31, 2013, as a result of the sales of 8% Series A Cumulative Redeemable Preferred Stock. During the first quarter of 2014, total proceeds from the Company’s ongoing “at the market” preferred offering were approximately $14.0 million. The cash proceeds from these sales have further strengthened the Company’s balance sheet and reduced its interest expense.

Stock Repurchases

During the period from January 1, 2014 through March 31, 2014, Ladenburg repurchased 292,609 shares of its common stock at a cost of approximately $0.9 million, representing an average price per share of $3.09. Since the inception of its stock repurchase program in March 2007, Ladenburg has repurchased 11,542,366 shares at a total cost of approximately $14.7 million, including purchases of 7,500,000 shares outside its stock repurchase program. Ladenburg has the authority to repurchase an additional 3,457,634 shares under its current repurchase plan.

Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for acquisition-related expense, amortization of retention loans and change in the fair value of contingent consideration related to acquisitions, loss on extinguishment of debt, interest income and non-cash compensation expense, is a key metric the Company uses in evaluating its financial performance. EBITDA, as adjusted, is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in evaluating its financial performance on a consistent basis across various periods. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance, such as amortization of retention loans for the Securities America acquisition, or do not involve a cash outlay, such as stock-related compensation, which is expected to remain a key element in our long-term incentive compensation program. EBITDA should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

About Ladenburg

Ladenburg Thalmann Financial Services is engaged in independent brokerage and advisory services, investment banking, equity research, institutional sales and trading, and asset management services through its principal subsidiaries, Ladenburg Thalmann & Co. Inc., Investacorp, Inc., Triad Advisors, Inc. and Securities America, Inc., which together have approximately 2,800 financial advisors and approximately $90 billion in client assets. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm providing services principally for middle market and emerging growth companies and high net worth individuals. Investacorp, Inc., a leading independent broker-dealer headquartered in Miami, Florida, has been serving the independent registered representative community since 1978. Founded in 1998, Triad Advisors, Inc. is a leading independent broker-dealer and registered investment advisor headquartered in Norcross, Georgia that offers a broad menu of products, services and total wealth management solutions. Securities America, based in Omaha, Nebraska, was founded in 1984 and is one of the largest and most successful independent broker-dealers in the country. Ladenburg Thalmann Financial Services is based in Miami, Florida. Ladenburg Thalmann & Co. is based in New York City, New York with regional offices in Miami, Naples and Boca Raton, Florida; Melville, New York; Boston, Massachusetts; Houston, Texas; and Calabasas, California. For more information, please visit www.ladenburg.com

Contact: Paul Caminiti/Emily Deissler

Sard Verbinnen & Co

212-687-8080

# # #

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth, growth of the independent brokerage and advisory area, and growth of our investment banking business. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of the Company’s business. These risks, uncertainties and contingencies include those set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2013 and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company’s quarterly revenue and profits can fluctuate materially depending on many factors, including the number, size and timing of completed offerings and other transactions. Accordingly, the Company’s revenue and profits in any particular quarter may not be indicative of future results. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

[Financial Tables Follow]

TABLE 1
LADENBURG THALMANN FINANCIAL SERVICES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share amounts)

	Three Months Ended
	March 31,

	2014	2013	% Change
	(Unaudited)
Revenues:
Commissions	$100,599	$93,067	8.1%
Advisory fees	76,879	63,337	21.4%
Investment banking	15,999	13,069	22.4%
Principal transactions	782	420	86.2%
Interest and dividends	1,703	1,611	5.7%
Service fees and other income	15,856	15,801	0.3%

Total revenues	211,818	187,305	13.1%

Expenses:
Commissions and fees	151,739	134,468	12.8%
Compensation and benefits	27,890	23,635	18.0%
Non-cash compensation	1,927	1,413	36.4%
Brokerage, communication and clearance fees	4,407	2,588	70.3%
Rent and occupancy, net of sublease revenue	1,533	1,499	2.3%
Professional services	2,148	2,088	2.9%
Interest	1,893	6,236	(69.6%)
Depreciation and amortization	3,838	3,907	(1.8%)
Amortization of retention loans	1,788	1,808	(1.1%)
Loss on extinguishment of debt	314	-	*
Other	9,496	9,040	5.0%

Total expenses	206,973	186,682	10.9%

Income before item shown below	4,845	623	677.7%
Change in fair value of contingent consideration	12	23	(47.8%)

Income before income taxes	4,857	646	651.9%
Income tax expense	593	523	13.4%

Net income	4,264	123	3,366.7%
Net loss attributable to noncontrolling interest	(21)	(13)	61.5%

Net income attributable to the Company	$4,285	$136	3,050.7%
Dividends declared on preferred stock	(3,225)	-	*

Net income available to common shareholders	$1,060	$136	679.4%

Net income per share available to common shareholders (basic
and diluted)	$0.01	$0.00	624.6%

Weighted average common shares used in computation of per share data
Basic	181,502,068	183,459,124	(1.1%)

Diluted	202,332,855	188,458,448	7.4%

* Not Meaningful

TABLE 2
LADENBURG THALMANN FINANCIAL SERVICES INC.
RECONCILIATION OF EBITDA, AS ADJUSTED
(Dollars in thousands; unaudited)

The following table presents a reconciliation of EBITDA, as adjusted, to net income attributable to the Company as reported.

	Three Months Ended			Trailing Twelve
				Months Ended
	March 31,			March 31, 2014
	2014	2013	% Change
Total revenues	$211,818	$187,305	13.1%	$817,629
Total expenses	206,973	186,682	10.9%	810,882
Pre-tax income	4,857	646	651.9%	6,615
Net income attributable to the Company	4,285	136	3,050.7%	3,695

Reconciliation of EBITDA, as adjusted, to net income attributable to the Company:
EBITDA, as adjusted	$14,573	$13,961	4.4%	$52,237
Add:
Interest income	53	39	35.9%	208
Change in fair value of contingent consideration	12	23	(47.8%)	(132)
Less:
Loss on extinguishment of debt	(314)	—	*	(4,861)
Interest expense	(1,893)	(6,236)	(69.6%)	(11,095)
Income tax expense	(593)	(523)	13.4%	(2,996)
Depreciation and amortization	(3,838)	(3,907)	(1.8%)	(15,246)
Non-cash compensation	(1,927)	(1,413)	36.4%	(7,280)
Amortization of retention loans	(1,788)	(1,808)	(1.1%)	(7,140)

Net income attributable to the Company	$4,285	$136	3,050.7%	$3,695

* Not Meaningful